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                                                                    EXHIBIT 99.1

Four Media Company Completes Warburg Pincus Equity Transaction

     BURBANK, Calif., April 8 /PRNewswire/-- Four Media Company (Nasdaq: FOUR)
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today announced that the acquisition by Warburg, Pincus Equity Partners, L.P.
and certain affiliates ("Warburg, Pincus") of 10.2 million shares of newly issued and existing Four Media Company common stock has been completed and funded. The $52.7 million proceeds from the approximately 6.6 million newly-issued shares will be used to further the Company's consolidation of the technical and creative services industry that supports the creation and distribution of entertainment programming.

     In addition to the newly-issued shares, Warburg, Pincus also acquired 3.1 million shares of Four Media Company common stock for approximately $23.4 million from Technical Services Partners, L.P. ("TSP"), a limited partnership controlled by Steinhardt Partners, L.P. and 498,000 shares for approximately $4.0 million from certain of the Company's founding shareholders. Warburg, Pincus also received a warrant to purchase 1.1 million shares at a price of $15.00 per share.

     Commenting on the funding of the Warburg, Pincus investment, Robert T. Walston, Chairman of the Board and Chief Executive Officer stated, "This is a significant milestone in the growth of Four Media Company and will enable us to continue to build shareholder value through the acquisition and integration of complementary businesses, both domestically and internationally. In addition to capital, our partnership with Warburg, Pincus provides the company with access to experience with entertainment-related companies and financial markets expertise that will further enhance our ability to execute our business plan."

     Four Media Company is a leading provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment product both domestically and internationally. The Company's services integrate a variety of systems and processes to enhance the creation and distribution of entertainment content. Four Media's client base includes the world's largest entertainment companies. As a result of its investments and acquisitions, Four Media Company is one of the largest and most diversified providers of technical and creative services to the entertainment industry, which enables the Company to offer its customers a single source for such services.

     This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends", "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.